Exhibit 99.2

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this Form 8-K are defined below:

Abbreviation or Acronym	Definition
Additional Return Distributions	The additional cash distribution equal to 3.0% of Cove Point’s Modified Net Operating Income in excess of $600 million distributed each year

Adjusted EBITDA	EBITDA after adjustment for EBITDA attributable to the DCG Predecessor and a noncontrolling interest in Cove Point held by Dominion subsequent to the Offering

CAA	Clean Air Act

Cove Point	Dominion Cove Point LNG, LP

Cove Point Holdings	Cove Point GP Holding Company, LLC

Cove Point LNG Facility	An LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland owned by Cove Point

Cove Point Pipeline	An approximately 136-mile natural gas pipeline owned by Cove Point that connects the Cove Point LNG Facility to interstate natural gas pipelines

DCG	Dominion Carolina Gas Transmission, LLC (successor by statutory conversion to and formerly known as Carolina Gas Transmission Corporation)

DCG Acquisition	The acquisition of DCG by Dominion Midstream from Dominion on April 1, 2015

DCG Predecessor	Dominion as the predecessor for accounting purposes for the period from Dominion’s acquisition of DCG from SCANA on January 31, 2015 until the DCG Acquisition

Dominion

The legal entity, Dominion Resources, Inc., one or more of its consolidated subsidiaries (other than Dominion Midstream GP, LLC and its subsidiaries) or operating segments or the entirety of Dominion Resources, Inc. and its consolidated subsidiaries

Dominion Midstream

The legal entity, Dominion Midstream Partners, LP, one or more of its consolidated subsidiaries, Cove Point Holdings and DCG (beginning April 1, 2015), or the entirety of Dominion Midstream Partners, LP and its consolidated subsidiaries

Dth	Dekatherm

EBITDA	Earnings before interest and associated charges, income tax expense, depreciation and amortization

Edgemoor Project

Project to provide 45,000 Dths/day of firm transportation service from an existing interconnect with Transco in Cherokee County, South Carolina to customers in Calhoun and Lexington Counties, South Carolina

EPA	Environmental Protection Agency

FERC	Federal Energy Regulatory Commission

GAAP	U.S. generally accepted accounting principles

GHG	Greenhouse gas

Import Shippers	The three LNG import shippers consisting of BP Energy Company, Shell NA LNG, Inc. and Statoil Natural Gas, LLC

Keys Energy Project

Project to provide 107,000 Dths/day of firm transportation service from Cove Point’s interconnect with Transco in Fairfax County, Virginia to Keys Energy Center, LLC’s power generating facility in Prince George’s County, Maryland

Liquefaction Project	A natural gas liquefaction/export facility currently under construction by Cove Point

LNG	Liquefied natural gas

MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Modified Net Operating Income	Cove Point’s Net Operating Income plus any interest expense included in the computation of Net Operating Income

Net Operating Income	Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes

Offering	The initial public offering of common units of Dominion Midstream

Preferred Equity Interest	A perpetual, non-convertible preferred equity interest in Cove Point entitled to the Preferred Return Distributions and the Additional Return Distributions

Preferred Return Distributions	The first $50.0 million of annual cash distributions made by Cove Point

SCANA	SCANA Corporation

St. Charles Transportation Project

Project to provide 132,000 Dths/day of firm transportation service from Cove Point’s interconnect with Transco in Fairfax County, Virginia to Competitive Power Venture Maryland, LLC’s power generating facility in Charles County, Maryland

Storage Customers

The four local distribution companies that receive firm peaking services from Cove Point, consisting of: Atlanta Gas Light Company, Public Service Company of North Carolina, Incorporated, Virginia Natural Gas, Inc. and Washington Gas Light Company

Transco	Transcontinental Gas Pipe Line Company, LLC

U.S.	United States of America

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MD&A discusses our results of operations and general financial condition. MD&A should be read in conjunction with the Consolidated Financial Statements.

Contents of MD&A

MD&A consists of the following information:

•	Forward-Looking Statements
•	How We Evaluate Our Operations
•	Factors Impacting Comparability of Our Financial Results
•	Accounting Matters
•	Results of Operations
•	Analysis of Consolidated Operations
•	Segment Results of Operations
•	Liquidity and Capital Resources
•	Future Issues and Other Matters

Forward-Looking Statements

This report contains statements concerning expectations, plans, objectives, future financial performance and other statements that are not historical facts. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words.

We make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;
•	Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding and changes in water availability that can cause outages and property damage to facilities;
•	Federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;
•	Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other emissions, more extensive permitting requirements and the regulation of additional substances;
•	The cost of environmental compliance, including those costs related to climate change;
•	Changes in enforcement practices of regulators relating to environmental and safety standards and litigation exposure for remedial activities;
•	Changes in regulator implementation of environmental and safety standards and litigation exposure for remedial activities;
•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals;
•	Fluctuations in energy-related commodity prices and the effect these could have on our earnings, liquidity position and the underlying value of our assets;
•	Counterparty credit and performance risk;
•	Employee workforce factors;
•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;
•	The ability to negotiate and consummate acquisitions from Dominion and third parties and the impacts of such acquisitions;
•	Receipt of approvals for, and timing of, closing dates for acquisitions;
•	The timing and execution of our growth strategy;
•	Political and economic conditions, including inflation and deflation;
•	Domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;
•	The timing and receipt of regulatory approvals necessary for planned construction or any future expansion projects, including the overall development of the Liquefaction Project, and compliance with conditions associated with such regulatory approvals;
•

Changes in demand for our services, including industrial, commercial and residential growth or decline in our service areas, changes in supplies of natural gas delivered to DCG’s pipeline systems, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs and the availability of energy efficient devices;
•	Additional competition in industries in which we operate;
•	Changes to regulated gas transportation rates collected by DCG;
•	Changes in operating, maintenance and construction costs;
•	Adverse outcomes in litigation matters or regulatory proceedings;
•	The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;
•	The inability to complete planned construction, conversion or expansion projects, including the Liquefaction Project, at all, or with the outcomes or within the terms and time frames initially anticipated;
•	Contractual arrangements to be entered into with or performed by our customers substantially in the future, including any revenues anticipated thereunder and any possibility of termination and inability to replace such contractual arrangements;
•	Capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;
•	Fluctuations in interest rates and increases in our level of indebtedness;
•	Changes in availability and cost of capital;
•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies; and
•	Conflicts of interest with Dominion and its affiliates.

Additionally, other risks that could cause actual results to differ from predicted results are referenced in Part II, Item 1A. Risk Factors, included in Dominion Midstream’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, as filed.

Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. We undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

How We Evaluate Our Operations

Dominion Midstream management uses a variety of financial metrics to analyze our performance. These metrics are significant factors in assessing our operating results and include: (1) EBITDA; (2) Adjusted EBITDA; and (3) distributable cash flow.

EBITDA, Adjusted EBITDA and Distributable Cash Flow

EBITDA represents net income including noncontrolling interest and DCG Predecessor before interest and related charges, income tax and depreciation and amortization. Adjusted EBITDA represents EBITDA after adjustment for the EBITDA attributable to the DCG Predecessor and a noncontrolling interest in Cove Point held by Dominion subsequent to the Offering. Subsequent to the DCG Acquisition, we define distributable cash flow as Adjusted EBITDA less maintenance capital expenditures, less interest expense and adjusted for known timing differences between cash and income. During the first quarter of 2015, the remaining net proceeds from the Offering were used to fund capital expenditures. As a result, the reconciliation of distributable cash flow no longer includes adjustments for expansion capital expenditures or the use of net proceeds from the Offering. The period presented reflects the adjustments described above.

Although we have not quantified Adjusted EBITDA and distributable cash flow for Cove Point as our Predecessor, we intend to use these metrics to analyze our performance. EBITDA, Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by our management and by external users of our financial statements, such as investors and securities analysts, to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of our assets to generate cash sufficient to pay interest on our indebtedness, if any, and to make distributions; and
•	Our operating performance and return on invested capital as compared to those of other publicly traded companies that own energy infrastructure assets, without regard to their financing methods and capital structure.

The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income, and the GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities. EBITDA, Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and distributable cash flow exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA, Adjusted EBITDA and distributable cash flow as presented may not be comparable to similarly titled measures of other companies.

Factors Impacting Comparability of Our Financial Results

As of March 31, 2015, there have been no significant changes with regard to the factors impacting comparability of our financial results as disclosed in MD&A in Dominion Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014. The factors disclosed included import contracts, the Liquefaction Project, income taxes and general and administrative expenses.

On April 1, 2015, Dominion Midstream entered into a Purchase, Sale and Contribution Agreement with Dominion pursuant to which Dominion Midstream purchased from Dominion all of the issued and outstanding membership interests of DCG in exchange for total consideration of approximately $500.8 million, as adjusted for working capital, as further described in Note 2, included in Exhibit 99.1 to this Current Report on Form 8-K. The sale of DCG from Dominion to Dominion Midstream is considered to be a reorganization of entities under common control. As a result, Dominion Midstream’s basis is equal to Dominion’s cost basis in the assets and liabilities of DCG. Subsequent to the transaction, Dominion Midstream owns 100% of the membership interests in DCG and therefore consolidates DCG.

Accounting Matters

Critical Accounting Policies and Estimates

As of March 31, 2015, there have been no significant changes to the critical accounting policies and estimates disclosed in MD&A in Dominion Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014. The policies disclosed included the accounting for regulated operations, use of estimates in goodwill impairment testing and use of estimates in long-lived asset impairment testing.

Results of Operations

Presented below are selected amounts related to Dominion Midstream’s results of operations:

	First Quarter
	2015	2014	$ Change
(millions)
Operating revenue	$78.4	$68.9	$9.5
Purchased gas	3.9	5.3	(1.4)
Net revenue	74.5	63.6	10.9
Other operations and maintenance	13.3	10.4	2.9
Depreciation and amortization	10.6	7.8	2.8
Other taxes	5.9	5.6	0.3
Other income	0.2	—	0.2
Income tax expense	2.1	15.2	(13.1)
Net income including noncontrolling interest and DCG Predecessor	$42.8	$24.6	$18.2
Less: Net income attributable to DCG Predecessor	2.3
Net income including noncontrolling interest	40.5
Less: Net income attributable to noncontrolling interest	28.7
Net income attributable to partners	$11.8
EBITDA	$55.5	$47.6	$7.9
Adjusted EBITDA	$11.8
Distributable cash flow	$11.9

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure for each year. The Adjusted EBITDA measure is not applicable to the period ended March 31, 2014.

	First Quarter
	2015	2014
(millions)
Adjustments to reconcile net income including noncontrolling interest and DCG Predecessor to EBITDA and Adjusted EBITDA:
Net income including noncontrolling interest and DCG Predecessor	$42.8	$24.6
Add:
Depreciation and amortization	10.6	7.8
Interest and related charges	—	—
Income tax expense	2.1	15.2
EBITDA	$55.5	$47.6
EBITDA attributable to DCG Predecessor	5.7
EBITDA attributable to noncontrolling interest	38.0
Adjusted EBITDA	$11.8

The following table presents a reconciliation of distributable cash flow to the most directly comparable GAAP financial measure for the three month period ended March 31, 2015. This measure is not applicable to the three month period ended March 31, 2014.

First Quarter 2015
(millions)
Adjustments to reconcile net cash provided by operating activities to distributable cash flow:
Net cash provided by operating activities	$56.7
Less:
Cash attributable to noncontrolling interest(1)	35.5
Cash attributable to DCG Predecessor(2)	10.4
Other changes in working capital and noncash adjustments	1.0
Adjusted EBITDA	11.8
Adjustments to cash:
Plus: Non-cash director compensation	0.1
Distributable cash flow	$11.9
(1)	The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to the Preferred Return Distributions. Any excess in cash available over the $50.0 million is attributable to the noncontrolling interest held by Dominion but not available for distribution until the distribution reserve has been fully funded.
(2)	Represents net cash provided by operating activities of DCG from January 31, 2015, the inception date of common control, through March 31, 2015, the date just prior to Dominion Midstream acquiring DCG.

Analysis of Consolidated Operations

Overview

Net revenue reflects operating revenue less purchased gas expense. Purchased gas expense includes the value of natural gas retained for use in routine operations and the cost of LNG cooling cargo purchases. Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in operating revenues and are thus financially neutral to Dominion Midstream. LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cooling cargos are procured and billed to the Import Shippers pursuant to certain provisions in Cove Point’s FERC gas tariff.

An analysis of Dominion Midstream’s results of operations follows:

First Quarter 2015 vs. 2014

Net revenue increased 17% primarily related to increased transportation and storage revenue as a result of the DCG Acquisition. Cove Point did not receive any LNG cooling cargo in either period.

Other operations and maintenance increased 28%, primarily due to the DCG Acquisition ($3.8 million), increased corporate general and administrative costs associated with operating as a stand-alone publicly traded partnership ($0.7 million) and transition service costs associated with the DCG Acquisition ($1.0 million). This increase was partially offset by a decrease of $3.4 million in stakeholder outreach expenditures associated with the Liquefaction Project.

Depreciation and amortization increased 36%, primarily due to the DCG Acquisition ($1.3 million) and accelerated depreciation from 2015 asset retirements associated with the Liquefaction Project ($1.5 million).

Income tax expense decreased 86% as a result of Dominion Midstream’s treatment as a pass-through entity for federal and state income tax purposes effective October 20, 2014 ($15.2 million), partially offset by $2.1 million of income taxes attributable to the DCG Predecessor.

Segment Results of Operations

Presented below is a summary of contributions by Dominion Midstream’s operating segment to net income including noncontrolling interest and DCG Predecessor:

First Quarter	2015	2014	$ Change
(millions)
Dominion Energy	$43.8	$24.6	$19.2
Corporate and Other	(1.0)	—	(1.0)
Consolidated	$42.8	$24.6	$18.2

Dominion Energy

The following table summarizes, on an after-tax basis, the key factors impacting Dominion Energy’s contribution to net income including noncontrolling interest and DCG Predecessor. Subsequent to October 20, 2014, Dominion Midstream, as a pass-through entity, is generally not subject to income taxes.

First Quarter 2015 vs. 2014 Increase/(Decrease)
(millions)
Stakeholder outreach expenses for the Liquefaction Project	$2.1
Accelerated depreciation	(0.9)
DCG Acquisition	3.3
Absence of income taxes subsequent to the Offering	15.2
Other	(0.5)
Change in net income contribution	$19.2

Corporate and Other

Corporate and Other includes items attributable to Dominion Midstream’s operating segment that are not included in profit measures evaluated by executive management in assessing segment performance or in allocating resources among the segments. Corporate and Other expenses increased $1.0 million during the three months ended March 31, 2015 due to transition service costs associated with the DCG Acquisition. There were no such items in the three month period ended March 31, 2014.

Liquidity and Capital Resources

Overview

Dominion Midstream’s ongoing principal sources of liquidity may include distributions received from Cove Point from our Preferred Equity Interest, cash generated from operations of DCG, borrowings under our credit facility with Dominion, and issuances of debt and equity securities. We believe that cash from these sources will be sufficient to pay distributions while continuing to meet our short-term working capital requirements and our long-term capital expenditure requirements. We expect to have sufficient distributable cash flow to pay the minimum quarterly distribution of $0.1750 per common unit and subordinated unit, which equates to $12.1 million per quarter, or $48.3 million per year in the aggregate, based on the number of common units and subordinated units outstanding at April 1, 2015. However, we do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at the minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter.

Outstanding Indebtedness

In connection with the Offering, Dominion Midstream entered into a $300 million credit facility with Dominion, allowing it to competitively pursue acquisitions and future organic growth opportunities or to otherwise meet its financial needs.

Dominion Midstream has no borrowings under the credit facility or any other indebtedness at March 31, 2015.

On April 1, 2015, in connection with the DCG Acquisition, Dominion Midstream issued a two-year, $300.8 million senior unsecured promissory note payable to Dominion, as adjusted for working capital, at an annual interest rate of 0.6%. Interest on the note is payable quarterly, and all principal and accrued interest is due and payable at maturity on April 1, 2017, which under certain conditions can be extended at the option of Dominion Midstream to October 1, 2017.

See Notes 2 and 13 to the Consolidated Financial Statements, included in Exhibit 99.1 to this Current Report on Form 8-K.

Capital Requirements

Capital Spending

Our operations can be capital intensive, requiring investments to expand, upgrade, maintain or enhance existing operations and to meet environmental and operational regulations. As defined in our partnership agreement, our capital requirements consist of:

•	Maintenance capital expenditures used to maintain the long-term operating capacity and operating income of our pipelines and facilities. Examples include expenditures to refurbish and replace pipelines, terminals and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations; and
•	Expansion capital expenditures used to increase our operating capacity or operating income over the long term. Examples include the acquisition of equipment, the development of a new facility or the expansion of an existing facility.

For the three months ended March 31, 2015, Dominion Midstream paid total capital expenditures of $176.1 million (of which $2.4 million relates to DCG and was funded by Dominion), which included $5.1 million of maintenance capital expenditures funded by Dominion that related to the Cove Point LNG Facility, Cove Point Pipeline and DCG prior to the DCG Acquisition. Dominion has indicated that it intends to continue providing the funding necessary for such expenditures at Cove Point, but is under no obligation to do so.

Our significant capital projects, all of which are expansion projects, are described further below:

•	Total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through March 31, 2015, Cove Point incurred $1.2 billion of development and construction costs associated with the Liquefaction Project. We caused Cove Point to use the net proceeds contributed to it from the Offering to fund a portion of development and construction costs associated with the Liquefaction Project.
•	Total costs of the St. Charles Transportation Project and Keys Energy Project are estimated to be approximately $30 million and $40 million, respectively. Through March 31, 2015, we incurred approximately $2 million of costs associated with these projects. Service under each 20-year contract is expected to commence in June 2016 for the St. Charles Transportation Project and in March 2017 for the Keys Energy Project.
•	Total costs of the Edgemoor Project are estimated to be approximately $35 million. Through March 31, 2015, approximately $18 million of costs had been incurred. FERC approved the Edgemoor project in February 2015 and construction commenced in March 2015. The project is expected to be placed into service in the last quarter of 2015.

Dominion has indicated that it intends to provide the funding necessary for the remaining construction costs and other capital expenditures of Cove Point, including the Liquefaction Project, St. Charles Transportation Project and Keys Energy Project, but it is under no contractual obligation to do so and has not secured all of the funding necessary to cover these costs, as it intends to finance these costs as they are incurred using its consolidated operating cash flows in addition to proceeds from capital markets transactions. However, Dominion has entered into guarantee arrangements on behalf of Cove Point to facilitate the Liquefaction Project, including guarantees supporting the terminal services and transportation agreements as well as the engineering, procurement and construction contract for the Liquefaction Project. Two of the guarantees have no stated limit, one guarantee has a $150 million limit, and one guarantee has a $1.75 billion aggregate limit with an annual draw limit of $175 million. In the event that Dominion does not satisfy its obligations under these guarantee arrangements or otherwise does not agree to provide the funding necessary for the remaining development costs and other capital expenditures of Cove Point, or is unable to obtain such funding in the amounts required or on terms acceptable to Dominion, Cove Point would require substantial external debt or equity financing to complete the construction of the Liquefaction Project, St. Charles Transportation Project and Keys Energy Project.

Distributions

Distributions are declared subsequent to quarter end. The table below summarizes the quarterly cash distributions declared during 2015.

Quarterly Period Ended	Total Quarterly Distribution (per unit)		Total Cash Distribution (in millions)	Date of Declaration	Date of Record	Date of Distribution
December 31, 2014	0.1389	(1)	$8.9	January 23, 2015	February 3, 2015	February 13, 2015
March 31, 2015	0.1750		$12.1	April 22, 2015	May 5, 2015	May 15, 2015
(1)	For the period subsequent to the Offering through December 31, 2014, the initial quarterly cash distribution was calculated as the minimum quarterly distribution of $0.1750 per unit prorated for the portion of the quarter subsequent to the Offering.

Cash Flows

A summary of cash flows for the periods indicated is presented below:

	Three Months Ended March 31,
	2015	2014
(millions)
Cash and cash equivalents at beginning of period	$175.4	$11.2
Cash flows provided by (used in):
Operating activities	56.7	49.0
Investing activities	(176.4)	(76.3)
Financing activities	(7.7)	16.1
Net decrease in cash and cash equivalents	(127.4)	(11.2)
Cash and cash equivalents at end of period	$48.0	$—

Operating Cash Flows

In the first three months of 2015, net cash provided by Dominion Midstream’s operating activities increased by $7.7 million, primarily due to the DCG Acquisition, offset by net changes in working capital items, compared to the first three months of 2014.

Investing Cash Flows

In the first three months of 2015, net cash used in Dominion Midstream’s investing activities increased by $100.1 million, primarily due to higher expenditures for the Liquefaction Project, compared to the first three months of 2014.

Financing Cash Flows

In the first three months of 2015, net cash used by Dominion Midstream’s financing activities was $7.7 million compared to net cash provided by financing activities of $16.1 million in the first three months of 2014, primarily due to lower capital contributions from Dominion and the payment of quarterly distributions to unitholders.

Customer Concentration

Dominion Midstream provides service to approximately seventy customers, including the Storage Customers, marketers or end users and the Import Shippers. The two largest customers comprised approximately 70% of the total transportation and storage revenues for the three months ended March 31, 2015, with Dominion Midstream’s largest customer representing approximately 59% of this amount. For the three months ended March 31, 2014, Cove Point’s three largest customers comprised approximately 94% of the total transportation and storage revenues, with Cove Point’s largest customer representing approximately 73% of this amount. See Note 12 to the Consolidated Financial Statements, included in Exhibit 99.1 to this Current Report on Form 8-K, for additional information.

Contractual Obligations

As of March 31, 2015, there have been no material changes outside the ordinary course of business to Dominion Midstream’s contractual obligations as disclosed in MD&A in the Dominion Midstream Annual Report on Form 10-K for the year ended December 31, 2014.

Off-Balance Sheet Arrangements

Other than the holding of surety bonds as discussed in Note 11 to the Consolidated Financial Statements, included in Exhibit 99.1 to this Current Report on Form 8-K, Dominion Midstream had no off-balance sheet arrangements at March 31, 2015.

Future Issues and Other Matters

The following discussion of future issues and other information includes current developments of previously disclosed matters and new issues arising during the period covered by, and subsequent to, the dates of the Consolidated Financial Statements that may impact Dominion Midstream’s future results of operations, financial condition and/or cash flows. This section should be read in conjunction with Item 1. Business and Future Issues and Other Matters in MD&A in Dominion Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014.

Environmental Matters

Dominion Midstream is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations. See Note 11 to the Consolidated Financial Statements, included in Exhibit 99.1 to this Current Report on Form 8-K, for additional information on various environmental matters.

Air

The CAA is a comprehensive program utilizing a broad range of regulatory tools to protect and preserve the nation’s air quality. At a minimum, delegated states are required to establish regulatory programs to address all requirements of the CAA. However, states may choose to develop regulatory programs that are more restrictive. Dominion Midstream’s facilities are subject to the CAA’s permitting and other requirements.

In January 2015, as part of its Climate Action Plan, the EPA announced plans to reduce methane emissions from the oil and gas sector including natural gas processing and transmission sources. The plan, which is expected to be proposed in summer 2015 and finalized in 2016, would impose regulations to reduce methane from new and modified sources at compressor stations. The EPA is also expected to develop control technology guidelines to reduce emissions of volatile organic compounds from existing sources in ozone nonattainment areas and the Northeast Ozone Transport Region (which includes states within which Dominion Midstream operates facilities). The proposed regulation is expected to rely on current industry voluntary reduction measures implemented through programs such as the EPA’s Natural Gas Star program and pipeline safety and natural gas infrastructure improvement programs. Until these regulations and guidelines are finalized, we are unable to predict future requirements or estimate compliance costs with certainty.

Legal Matters

See Item 3. Legal Proceedings in Dominion Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014, and Notes 9 and 11 to the Consolidated Financial Statements, included in Exhibit 99.1 to this Current Report on Form 8-K and Part II, Item 1. Legal Proceedings, included in Dominion Midstream’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, as filed, for additional information on various legal matters.

Regulatory Matters

See Note 9 to the Consolidated Financial Statements in Dominion Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014 and Note 9 to the Consolidated Financial Statements, included in Exhibit 99.1 to this Current Report on Form 8-K, for additional information on various regulatory matters.